                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
              Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in millions)
                              ___________________

                                         Years Ended December 31,
                             ------------------------------------------------
                               1993      1992      1991      1990      1989
                             --------  --------  --------  --------  --------
Earnings before
   income taxes and
   cumulative effect
   of accounting change       $6,196   $ 8,608    $6,971    $6,311    $5,058

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                   (164)     (107)      (95)      (90)      (62)
Dividends from less than
   50% owned affiliates          151       125        72        71        34
Fixed charges                  1,716     1,736     1,899     1,941     1,971
Interest capitalized, net
   of amortization               (13)       (3)      (11)        -        (8)
                              ------   -------    ------    ------    ------
Earnings available for
   fixed charges              $7,886   $10,359    $8,836    $8,233    $6,993
                              ======   =======    ======    ======    ======

Fixed charges:
Interest incurred:
   Consumer products          $1,502   $ 1,525    $1,711    $1,754    $1,810
   Financial services and
     real estate                  87        95        83        93        91
                              ------   -------    ------    ------    ------

                               1,589     1,620     1,794     1,847     1,901
Portion of rent expense
   deemed to represent
   interest factor               127       116       105        94        70
                              ------   -------    ------    ------    ------

Fixed charges                 $1,716   $ 1,736    $1,899    $1,941    $1,971
                              ======   =======    ======    ======    ======
Ratio of earnings to
   fixed charges                 4.6       6.0       4.7       4.2       3.5
                              ======   =======    ======    ======    ======

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
          Computation of Ratios of Earnings to Fixed Charges (Cont'd)
                             (Dollars in millions)
                              -------------------

                                                 Six Months Ended   Three Months Ended
                                                   June 30, 1994       June 30, 1994
                                                 -----------------  -------------------
Earnings before income taxes                          $4,193               $2,150

Add (Deduct):
Equity in net earnings of less than 50% owned
   affiliates                                           (122)                 (59)
Dividends from less than 50% owned
   affiliates                                            135                   64
Fixed charges                                            765                  377
Interest amortization, net of capitalization               6                    8
                                                      ------               ------
Earnings available for fixed charges                  $4,977               $2,540
                                                      ======               ======

Fixed charges:
Interest incurred:
   Consumer products                                  $  661               $  324
   Financial services and real estate                     40                   21
                                                      ------               ------
                                                         701                  345

Portion of rent expense deemed to represent
   interest factor                                        64                   32
                                                      ------               ------
Fixed charges                                         $  765               $  377
                                                      ======               ======

Ratio of earnings to fixed charges                       6.5                  6.7
                                                      ======               ======